                                                                                                                     Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                          Dollars in Millions

                                                        Nine Months
                                                    Ended September 30,                  Year Ended December 31,
                                                    -------------------    --------------------------------------------------
                                                      1996       1995       1995       1994       1993       1992       1991
                                                      ----       ----       ----       ----       ----       ----       ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes     $1,727.6   $1,629.5   $2,169.1   $1,886.6   $1,675.7   $1,448.1   $1,299.4

     - Minority interest in operating results of
       majority-owned subsidiaries, including
       fixed charges related to redeemable
       preferred stock, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                   27.9       11.2       19.6        6.6        6.9        5.3        5.1

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes                53.5       49.4       73.3       34.9       34.2       29.4       34.1

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                             97.9       82.0      103.8       83.4       71.6       70.1       67.9

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*           287.9      286.5      388.8      346.0      358.0      413.8      433.9
                                                   ---------------------------------------------------------------------------
                                                    $2,194.8   $2,058.6   $2,754.6   $2,357.5   $2,146.4   $1,966.7   $1,840.4
                                                   ===========================================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                            $97.9      $82.0     $103.8      $83.4      $71.6      $70.1      $67.9

     - Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                          302.8      296.9      403.4      343.9      349.3      405.4      425.7

     - Capitalized interest*                            16.4       15.8       22.8       21.0       20.7       20.5       28.5
                                                   ---------------------------------------------------------------------------
                                                      $417.1     $394.7     $530.0     $448.3     $441.6     $496.0     $522.1
                                                   ===========================================================================
     RATIO OF EARNINGS TO FIXED CHARGES                 5.26       5.22       5.20       5.26       4.86       3.96       3.53
                                                   ===========================================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.
     /TABLE
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